Exhibit 4.2

Yunji Inc.

Number	Class A Ordinary Share(s)

Incorporated under the laws of the Cayman Islands

Share capital is US$100,000 divided into 20,000,000,000 shares comprising of

(i) 17,000,000,000 Class A Ordinary Shares of a par value of US$0.000005 each,

(ii) 2,000,000,000 Class B Ordinary Shares of a par value of US$0.000005 each and

(iii) 1,000,000,000 shares of a par value of US$0.000005 each

THIS IS TO CERTIFY THAT                                         is the registered holder of                            Class A Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the        day of            2019 by:

DIRECTOR